Exhibit 10.5

***TEXT OMITTED AND FILED SEPARATELY

WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONFIDENTIAL TREATMENT REQUESTED

UNDER 17 C.F.R. SECTIONS 200.80(B)(4)

AND RULE 406 OF THE SECURITIES ACT OF 1933,

AS AMENDED

SERVICES AGREEMENT

SERVICES AGREEMENT (this “Services Agreement”) is made as of December 18, 2015 (the “Effective Date”) by and among, ISIS PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business at 2285 Gazelle Court, Carlsbad, CA 92010 (“Isis”) and AKCEA THERAPEUTICS, INC. a Delaware corporation, with its principal place of business at 55 Cambridge Parkway, Suite 100, Cambridge, MA 02142 (“Akcea”).  All capitalized terms not defined herein will have the meanings set forth in the Development, Commercialization and License Agreement, dated as of the Effective Date, by and between Isis and Akcea (as it may be amended from time to time, the “License Agreement”).  Isis and Akcea each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

RECITALS

WHEREAS, on December 18, 2015, (i) Isis formed Akcea, a Delaware corporation, as a wholly-owned subsidiary for the initial purpose of serving as the development and commercialization entity for the following lipid-modulating antisense drugs: ISIS-APOCIIIRx (ISIS304801), ISIS-APOCIII-LRx (ISIS678354), ISIS-APO(a)Rx (ISIS494372), ISIS-APO(a)-LRx (ISIS681257), ISIS-ANGPTL3Rx (ISIS563580), or ISIS-ANGPTL3-LRx (ISIS703802)  (the “Lipid Drugs”); and (ii) entered into a Development, Commercialization and License Agreement, to develop, manufacture and commercialize the Lipid Drugs;

WHEREAS, Akcea needs certain services related to general and administrative services in support of its business (the “Services”); and

WHEREAS, Isis wishes to provide such Services.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Isis and Akcea each agree as follows:

1.              Services.

1.1       General and Administrative Services.  From time to time, Isis will provide general and administrative support services to Akcea under this Services Agreement of the type described below (collectively, the “G&A Services”):

1.1.1                     Investor Relations Services. Isis will provide Akcea investor relations services regarding matters of fair and accurate disclosure and compliance with Isis’ disclosure policy and applicable Law, including, without limitation, compliance with the Sarbanes-Oxley Act of 2002.  Such services will include drafting; processing for review and issuing press releases; conference call scripts and presentations; managing conference and medical meeting attendance; managing media and public relations activities; and facilitating interactions with investors and analysts.

1.1.2                     Pre-Commercial and Competitive Intelligence Services. Isis will provide to Akcea services related to pre-commercial activities and related to competitive intelligence services for all of the Lipid Drugs as appropriate.

1.1.3                     Accounting and Payroll Services. Isis will provide bookkeeping and accounting services, including maintaining the books and records of Akcea’s financial operations, preparing financial statements (including quarterly and annual financial statements), billings, accounts payable, stock option accounting services, internal audit support services, financial budgeting and forecasting as needed, review of compliance with financial and accounting procedures and government accounting functions (e.g., preparing budgets and setting rates), in each case in accordance with GAAP, and government regulations as applicable. In addition, Isis will administer Akcea’s employee payroll, including withholding and remitting employee and employer payroll taxes.

1.1.4                     Human Resources and Personnel Services.  Isis will provide the following personnel services to Akcea, including maintaining general employee insurance obligations, establishing and managing of an employee benefits program, advising on employee relations and related issues, management of Akcea’s employee equity incentive plans and programs and managing of Akcea’s retirement plans, including the Isis Pharmaceuticals, Inc. 401(k) Retirement Plan.  In addition, Isis will manage for Akcea a corporate human resources program for executive and employee recruiting, hiring and training.

1.1.5                     Legal Services.  Isis will provide Akcea with legal services, including legal services from Isis’ General Counsel and other legal counsel with respect to: labor and personnel matters; compliance with applicable securities laws and regulations; compliance with other applicable laws and regulations; litigation management; contract negotiation and preparation; commercial sales agreements; mergers and acquisitions; tax issues; preventive counseling; and all matters relating to corporate governance of Akcea. Notwithstanding the foregoing, if, with the advice of counsel, Akcea reasonably believes an actual or potential conflict of interest is likely to arise between the interests of Isis’ stockholders, and Akcea’s stockholders, Akcea may retain its own counsel at its own expense for such matters.

1.1.6                     Risk Management; Insurance. Isis will provide Akcea centralized insurance purchasing for liability, property, casualty and other normal business insurance and the handling of claims.

1.1.7                     Tax Related Services.  Isis will assist Akcea in the preparation of ex-U.S. and U.S. federal, state and local income tax returns, tax research and planning and assistance on tax audits or other tax-related matters.

1.1.8                     Corporate Record Keeping Services. Isis will maintain, on behalf of Akcea, corporate records, including minutes of meetings of the board of directors and stockholders of Akcea, supervision of transfer agent and registration functions, maintenance of stock records, including the tracking of stock issuances and stock reservations.

1.1.9                     Financial Services. Isis will provide to Akcea the following financial services:  (i) banking services administration, including bank account administration, loan administration, covenant compliance administration, maintenance of cash collection and disbursement systems and arrangement of letters of credit, foreign currency exchanges or conversion calculations and cash transfers; (ii) financial management and information services, including centralized cash management, leasing, customer financing, financial analysis on foreign currency issues, risk assessment and hedging strategies; (iii) investment banking services, including managing Isis’ and Akcea’s relationships with debt rating agencies.  In connection with such services, Isis is authorized to invest the funds deposited by Akcea with Isis in taxable, tax-exempt or tax-preferred instruments of short or longer term duration based upon Isis’ assessment of Akcea’s tax considerations and Akcea’s cash needs and consistent with Isis’ own investment policy and guidelines.  Isis will advise Akcea on a quarterly basis as to the earnings that Akcea may expect on its cash deposits during the following quarter.

1.1.10              Credit Services. Isis will assist Akcea in identifying and obtaining cost-effective sources of financing consistent with the needs of Isis and its affiliated companies.

1.1.11              COO, CFO and CBO Oversight Services. The Parties acknowledge and agree that Isis’ COO, CFO and CBO do and will supervise the employees performing the Services hereunder, and in consideration for such supervisory services, a portion of the COO’s, CFO’s and CBO’s salary will be allocated to and paid by Akcea using the allocation methodology set forth in APPENDIX A (Allocation Methodologies).

1.2       R&D Support Services. Research and development support services under this Services Agreement will be for support of the type described below (collectively, the “R&D Support Services”):

1.2.1                     Business Development Services. Isis will provide Akcea business development services pertaining to corporate partnering transactions, including supporting negotiation of partnering business terms related to such partnering, financial analyses regarding potential partnering transactions, reviewing contract drafts, advising Akcea on terms and/or issues and coordinating due diligence activities in support of such partnering transaction.

1.2.2                     Information Technology Services. Isis will provide information technology and telephone services to Akcea, including but not limited to: intercompany network services and database management services between Isis and Akcea; information technology planning services; centralized procurement of hardware and software; support for initial set up of Akcea headquarters; email services; phone services; and mobile device services.  Isis may provide additional information technology services as are mutually agreed between Isis and Akcea.  In addition, Isis will allow Akcea to access, display and use software systems and programs owned by or licensed to Isis, except to the extent that Isis is precluded by its licenses from providing such access, display or use.

1.2.3                     Purchasing Services.  Isis will provide services to Akcea related to purchasing, including purchase order management, vendor selection, payment terms and negotiating preferred pricing.

1.2.4                     Intellectual Property Support Services. Isis will provide intellectual property support services to Akcea, including but not limited to filing, prosecuting and maintaining the Isis Product-Specific Patents licensed to Akcea, trademarks and copyrights, patent enforcement/defense, patent due diligence to support partnership transactions and advice regarding intellectual property strategy (collectively, the “IP Support Services”).  In the event that a Third Party challenges one of the Isis Core Technology Patents licensed to Akcea under the License Agreement, the Parties will discuss and agree to a percentage of the expense to defend such challenge for which Akcea will reimburse Isis.

1.3       Specialty Services. If, from time to time, Akcea wishes Isis to perform specific projects that go beyond the services already specified in this Section 1.1 and 1.2 to perform specific projects, Akcea and Isis will execute a work order that will be governed by the terms of this Services Agreement and will specify the projects Isis will perform for Akcea and the payment Akcea will make to Isis for such project.  The Parties will execute a work order prior to initiating such work (collectively, the “Specialty Services”).  An email from Akcea’s Chief Executive Officer or Chief Operating Officer referencing this Services Agreement and authorizing Isis to perform specific Specialty Services will be considered a work order for purposes of this Section 1.3.  Isis will not be reimbursed for performing work that goes beyond the scope of these services without an agreed and executed work order. An example of a Specialty Service under this section is service related to Akcea’s initial public offering or other financing.

1.4       Development, Regulatory and Manufacturing Services.  Isis will provide services related to Development, Regulatory and Manufacturing in support of the Lipid Drugs pursuant to the terms of the License Agreement.

2.              Performance of Services.

2.1       Performance. All services described in Article 1 of this Services Agreement are collectively referred to as the “Services.” Isis will provide all Services (i) on an ongoing basis during the Term, as reasonably required or requested by Akcea, (ii) promptly, (iii) in accordance with the terms of this Services Agreement, (iv) in accordance with the standards and practices for the performance of similar services by Isis in the conduct of its own business, and (v) in a manner consistent with Law applicable to Isis and Akcea.

2.2       Authority. Consistent with Isis’ signature policy and established procedures and, to the extent of the scope of the Services such Isis employee is performing for Akcea, Isis personnel have the authority to act on Akcea’s behalf.

3.              Duration of Services.

3.1       Initial Term.  From the Effective Date through the end of 2016, unless extended by mutual agreement of the Parties (the “Initial Term”), Akcea will obtain the Services from Isis under this Services Agreement.

3.2       After Initial Term.  After the Initial Term, Akcea will obtain the Services from Isis under this Services Agreement as follows:

3.2.1                     For so long as (i) Isis’ independent auditors advise Isis that Isis should consolidate Akcea’s financial statements with Isis’ financial statements or (ii) Akcea is using Isis’ financial systems (the “Consolidation Period”) Akcea will obtain from Isis, and Isis will provide to Akcea, the Services described in Sections 1.1.1 (Investor Relations Services); 1.1.4 (Human Resources and Personnel Services); 1.1.6 (Risk Management; Insurance); 1.1.7 (Tax Related Services); 1.1.8 (Corporate Record Keeping Services); 1.1.9 (Financial Services); 1.1.10 (Credit Services); 1.1.1 (Investor Relations Services); and 1.1.11 (COO/CFO/CBO Oversight); provided, however, that with respect to Human Resources and Personnel Services, if Akcea wishes to provide for its own Human Resources and Personnel Services, to the extent it will not negatively impact Isis’ internal controls and procedures for financial reporting, Isis and Akcea will negotiate in good faith and mutually agree on a reduced scope of Human Resources and Personnel Services provided by Isis hereunder and will make appropriate adjustments to the expense allocation percentage for such Services.

3.2.2                     After the Consolidation Period has expired, Isis and Akcea may mutually agree in writing on an appropriate term for providing Services, such term to be set in six-month increments.

3.3       Phase Out of Services Provided by Isis. For those Services Isis is not required to provide to Akcea during the Consolidation Period, Akcea may cease obtaining one or more of the Services provided hereunder by (i) notifying Isis during the annual budgeting process when Akcea plans to attain internal capabilities to perform such service(s) and (ii) providing evidence to Isis that Akcea has acquired the capabilities to perform such service(s).

4.              Compensation.

4.1       Charge for Services.  Akcea will pay Isis fees for the Services as specified in APPENDIX A (Allocation Methodologies) attached hereto which provides details regarding how to calculate such fees (except Specialty Service fees).  These Allocation Methodologies will, generally, be determined from a good faith estimate by Isis of a percentage of each Isis functional area, detailed in Section 1 of this Agreement, dedicated to providing the Services hereunder. From time to time, the Parties may mutually agree to update APPENDIX A (Allocation Methodologies) as needed. At a minimum, on an annual basis as part of Isis’ annual budgeting process, the Parties will review APPENDIX A (Allocation Methodologies) in good faith to ensure the allocations set forth therein are fair and commercially reasonable.

4.2       Specialty Services Fee. Akcea will pay Isis for Specialty Services rendered based upon a good faith estimate of the time burden required of Isis personnel to perform the Specialty Services based upon the statement of work provided by Akcea.  If there is a material change in the statement of work, in scope or budget, Isis will prepare a revised estimate for Akcea’s approval.

4.3       Direct Out-of-Pocket Expenses.  Akcea will be responsible for paying and will bear the cost of all out-of-pocket expenses for which Akcea is the primary beneficiary, including but not limited to (i) legal services provided to Akcea by outside counsel; (ii) insurance policies and claims that relate specifically to Akcea; (iii) accounting, auditing and tax related services provided to Akcea by external accountants and tax advisors; (iv) filing fees and other costs (e.g., translation costs) charged by Third Parties in connection with filing, prosecuting and maintaining Akcea’s patents, trademarks and copyrights; and (v) travel costs associated with providing any of the Services contemplated by this Services Agreement (collectively the “Direct Expenses”). Akcea and Isis will use commercially reasonable efforts to have the applicable Third Parties bill Akcea directly for any Direct Expenses.  For any out-of-pocket expenses that benefit both Isis and Akcea but are not Direct Expenses, such expenses will be allocated to Akcea in the same manner as the fees above and depending on whether such expense is in connection with G&A Services, R&D Support Services, IP Support Services, or Specialty Services.

4.4       Payment Terms.  Isis will invoice Akcea on a Quarterly basis for all amounts due related to the provision of Services under this Services Agreement.  Invoices will contain such detail as Akcea may reasonably require and will be payable in U.S. Dollars. All undisputed payments will be made by Akcea within 30 days of its receipt of an invoice.

Isis will provide Akcea with W-9s or other forms as may be reasonably requested by Akcea in order to process such payments.

5.              Personnel. Isis will assign employees (“Isis Personnel”) in sufficient numbers, and with the proper skill, training and experience, to provide the Services.  Isis will be solely responsible for paying its Isis Personnel and providing any employee benefits that they are owed.  Before providing Services, all Isis Personnel must have agreed in writing to (i) confidentiality obligations consistent with the terms of this Services Agreement, and (ii) assign all right, title and interest in any intellectual property created by such Isis Personnel, in performance of the Services, to Isis. The Parties intend for there to be additional Isis Personnel who are not 100% dedicated to the provision of Services who will instead provide Services as needed.

6.              Covenants of Akcea.

6.1       Cooperation. Akcea will fully cooperate with Isis to permit Isis to perform Isis’ duties and obligations under this Services Agreement in a timely manner.  Akcea will direct its officers, directors, employees, and agents (“Representatives”) to (i) properly and timely respond to requests by Isis for information, and (ii) if requested by Isis, meet with or consult with the Service Provider and its professional advisors regarding any matter related to the Services. Akcea will also promptly provide Isis with copies of any agreements, instruments or documents in possession of Akcea as are reasonably requested by Isis, and promptly provide Isis with any notices or other communications that Akcea may receive that may have any effect on Isis’ performance of the Services.

6.2       Accuracy of Information. Akcea will be responsible for the completeness and accuracy of all information furnished to Isis by Akcea and Representatives of Akcea in connection with Isis’ performance of the Services.  Isis may rely upon such information in its performance of Services under this Agreement.

6.3       Policies and Procedures.  During the Consolidation Period, Akcea and its employees will comply with the policies and procedures of Isis that Isis, in Isis’ good faith reasonable judgment, determines that Akcea should comply with to ensure that Isis can satisfy its reporting obligations as a public company with a class of securities registered under the Securities Exchange Act.  These policies include, but are not limited to (i) Isis’ Code of Ethics, (ii) Isis’ Disclosure Policies and Procedures, (iii) Isis’ Signature Policy, (iv) Isis’ Publication Clearance Policy, (v) Isis’ Policies and Procedures Manual, and (vi) Isis’ Internal Control Procedures as set forth in the Investor Rights Agreement entered into between Isis and Akcea on the Effective Date (the “Investor Rights Agreement”).

7.              Financial Records; Audit Right.  Isis will maintain accurate financial records relating to its provision of the Services hereunder for a period of three (3) years, or longer as required by applicable Law.  The terms set forth in APPENDIX B will govern each Party’s rights and obligations with respect to the auditing of such financial records.

8.              Confidential Information.  The terms regarding confidentiality and non-use set forth in the Investor Rights Agreement and ARTICLE 8 of the License Agreement will govern each Party’s rights and obligations concerning disclosure, non-use, and/or publication of the terms of this Services Agreement and/or any information exchanged or arising under this Services Agreement.

9.              Indemnification; Insurance.  The terms of ARTICLE 11 of the License Agreement will govern each Party’s indemnification and insurance obligations, respectively, with respect to this Services Agreement.

10.       Taxes. Notwithstanding anything to the contrary in this Services Agreement, until the Consolidation Period ends, Isis will retain all Akcea-generated tax attributes generated by Akcea’s activities.  After the termination of the Consolidation Period and Akcea files its own taxes as a separate entity, Akcea will retain such Akcea-generated tax attributes.

11.       Disclaimer; Limitation of Liability.

11.1                                                Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 2 ABOVE, NO PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS, WHETHER ISSUED OR PENDING.

11.2                                                Limitation of Liability.

11.2.1              Akcea acknowledges that Isis is not in the business of providing Services and that Services are being provided pursuant to this Agreement as an accommodation to Akcea.  Akcea’s sole and exclusive remedy and Isis’ sole and exclusive liability for any breach of Section 1 or Section 2, and for any damages of Akcea suffered or incurred directly or indirectly in connection with the provision of Services (whether any claim related to such damages arises in contract, in tort, by statute or otherwise), will be the re-performance by Isis of Services at such Isis’ expense.

11.2.2              UNLESS RESULTING FROM A PARTY’S WILLFUL MISCONDUCT OR FROM A PARTY’S WILLFUL BREACH OF SECTION 9, NO PARTY HEREBY WILL BE LIABLE TO ANY OTHER PARTY OR ITS AFFILIATES FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES ARISING OUT OF THIS SERVICES AGREEMENT OR THE EXERCISE OF RIGHTS HEREUNDER, OR FOR LOSS OF PROFITS, LOSS OF DATA, LOSS OF REVENUE, OR LOSS OF USE DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS SERVICES AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

12.       Termination.  This Services Agreement will commence as of the Effective Date and will continue as long as Isis is providing Akcea Services hereunder.

12.1                                                Termination of License Agreement.  This Services Agreement will automatically terminate upon the termination or expiration of the License Agreement or the Investor Rights Agreement.

12.2                                                Termination for Breach by Isis.  If, after the Consolidation Period has ended, Isis breaches any material term of this Services Agreement, and such material breach is not cured by Isis within sixty (60) days of notice therefor (or cannot be cured), Akcea may terminate this Services Agreement.

12.3                                                Termination for Breach by Akcea.  If Akcea breaches any material term of this Services Agreement, and such material breach is not cured by Akcea within sixty (60) days of notice therefor (or cannot be cured), then Isis may stop performing Services hereunder until such breach is cured.

12.4                                                Effect of Termination or Expiration.  Upon termination or expiration of this Services Agreement, neither Isis nor Akcea will have any further obligations under this Services Agreement, except that (unless otherwise agreed by the Parties or as set forth in the Investor Rights Agreement or the License Agreement):

12.4.1              Isis will terminate all its Services in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by the Parties;

12.4.2              Isis will deliver to Akcea or, at Akcea’s option, dispose of, any materials in its possession or control and all Work Product (as defined in Section 7 above) developed through termination or expiration;

12.4.3              Akcea will pay Isis any monies due and owing, up to the time of termination or expiration, for Services properly performed and all expenses actually incurred;

12.4.4              Isis will promptly return to Akcea all Confidential Information and copies thereof provided to Isis under this Services Agreement, except for one (1) copy which Isis may retain solely to monitor Isis’ surviving obligations; and

12.4.5              the provisions set forth in Sections 7 through 11, this 12.4 and 13 will survive any such termination or expiration in accordance with its terms.

13.       Miscellaneous.

13.1                                                Assignment.  Neither this Services Agreement nor any of the rights or obligations hereunder may be assigned by a Party without the prior written consent of the other Party, except as set forth in Section 13.1 of the License Agreement.  Any assignment not in accordance with the foregoing will be void.  This Services Agreement will be binding upon, and will inure to the benefit of, all permitted successors and assigns.

13.2                                                Force Majeure.  No Party will be held liable or responsible to any other Party nor be deemed to have defaulted under or breached this Services Agreement for failure or reasonable delay in fulfilling or performing any term of this Services Agreement (except any payment obligation) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, which may include, without limitation, embargoes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, acts of terrorism, strikes, lockouts or other labor disturbances, or acts of God.  The affected Party will notify the other Parties of such force majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such force majeure circumstances.

13.3                                                Notices.  Except where otherwise specifically provided in this Services Agreement, all notices, requests, consents, approvals and statements will be in writing and will be deemed to have been properly given by (i) personal delivery, (ii) electronic facsimile transmission, (iii) electronic mail, or by (iv) nationally recognized overnight courier service, addressed in each case, to the intended recipient as set forth below:

To Akcea:	Akcea Therapeutics Inc. 55 Cambridge Parkway, Suite 100 Cambridge, MA 02142 Attention: Chief Executive Officer

With a copy to:	Akcea Therapeutics Inc. 55 Cambridge Parkway, Suite 100 Cambridge, MA 02142 Attention: Chief Operating Officer

To Isis:	Isis Pharmaceuticals, Inc. 2855 Gazelle Court Carlsbad, California 92010 Attention: Chief Operating Officer

With a copy to:	Isis Pharmaceuticals, Inc. 2855 Gazelle Court Carlsbad, California 92010 Attn: General Counsel (fax) 760-268-4922

Such notice, request, demand, claim or other communication will be deemed to have been duly given on (a) the date of personal delivery, (b) the date actually received if by facsimile or electronic mail; or (c) on the next Business Day after delivery to a nationally recognized overnight courier service, as the case may be. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

13.4                                                Relationship of the Parties.  It is expressly agreed that the Parties will be independent contractors hereunder and that the relationship among the Parties under this Services Agreement will not constitute a partnership, joint venture or agency.  No Party will have the authority under this Services Agreement to make any statements, representations or commitments of any kind, or to take any action, which will be binding on any other Party, without the prior consent of such other Party.

13.5                                                Governing Law.  This Services Agreement will in all respects be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to its choice of law rules.

13.6                                                Dispute Resolution.  Any dispute arising under this Services Agreement will be resolved in accordance with the terms of Section 13.4 of the License Agreement.

13.7                                                Severability.  If one or more provisions of this Services Agreement are held by a proper court or arbitral tribunal to be unenforceable under applicable law, the unenforceable portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, will be severed herefrom, and the balance of this Services Agreement will be enforceable in accordance with its terms.

13.8                                                Entire Agreement.  This Services Agreement, the Investor Rights Agreement and the License Agreement constitute the entire agreement among the Parties with respect to the subject matter herein and supersede all previous agreements whether written or oral, with respect to such subject matter. Unless otherwise expressly indicated, references herein to sections, subsections, paragraphs and the like are to such items within this Services Agreement.  The Parties acknowledge that this Services Agreement is being executed and delivered concurrently with the execution and delivery by the Parties and/or their Affiliates of the Investor Rights Agreement and the License Agreement.  In the event of any conflict, discrepancy, or inconsistency between this Services Agreement and either the License Agreement or the Investor Rights Agreement, the terms of the License Agreement or the Investor Rights Agreement, as the case may be, will control.

13.9                                                Amendment and Waiver.  This Services Agreement may not be amended, nor any rights hereunder waived, except in a writing signed by the properly authorized representatives of each Party.

13.10                                         No Implied Waivers.  The waiver by a Party of a breach or default of any provision of this Services Agreement by any other Party will not be construed as a waiver of any succeeding breach of the same or any other provision, nor will any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

13.11                                         Counterparts.  This Services Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument, and will become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the Parties hereto.  Only one such counterpart signed by the Party against whom enforceability is sought needs to be produced to evidence the existence of this Services Agreement.

IN WITNESS WHEREOF, the Parties hereby execute this Services Agreement as of the date first written above.

AKCEA THERAPEUTICS INC.

By:	/s/ Paula Soteropoulos
Print Name:	Paula Soteropoulos
Title:	Chief Executive Officer

ISIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall
Print Name:	B. Lynne Parshall
Title:	Chief Operating Officer

APPENDIX A

ALLOCATION METHODOLOGY

Akcea Support Services Assumptions

1)             G&A

a)             CEO

i)                Assumes no costs allocated to Akcea

b)             COO

i)                % of effort — 5%

ii)            Akcea pre-commercialization expenses and [***] consulting excluded from allocations.

c)              CBO

i)                % of effort- 6%.

(1)         % of effort calculated using weighted average of salaries of individuals within this department based on time spent on Akcea activities

(2)         CB0-3%

(3)         Patient Advocacy- 5%

(4)         [***] (25%) & [***] (5%)- 20%- Competitive and Market Analysis

d)             Corporate Communications

i)                % of effort- 10%

ii)            Costs associated with press releases, presentation development, website maintenance and update included within allocation cost base

iii)        Initial website design is not included

iv)         Cost associated with the Isis annual report, annual meeting, IR conference calls & webcasts, Thomson Reuters service and media consulting and investor targeting, [***], excluded from the allocation cost base ($[***]k)

e)              Finance

i)                % of effort- 10%

(1)         % of effort based on estimated number of FTE’s across all finance functions

(2)         Payroll- 0.2  FTE

(3)         General accounting 0.3 FTE

(4)         Tax, insurance and stock based comp- 0.1 FTE

(5)         Treasury services and other misc- 0.1 FTE

(6)         Controller- 0.15  FTE

(7)         FP&A- 0.5 FTE

(8)         CFO- 0.1 FTE

(9)         Costs associated with PCAOB, filing fees for 10K & Q’s, convertible debt, tax studies and tax returns excluded from the allocation cost base ($162k)

f)               Human Resources

i)                % of effort- 3%

ii)            Based on overall headcount- assumed average 10 Akcea headcount for 2015

iii)        10 / 415 = 2.4% X 7 employees= 0.17 FTE

iv)         Rounded to 0.2 FTE as will require slightly more effort as Akcea headcount are all new hires rather than just ongoing support

v)             Costs associated with Isis board and executive compensation (Barney & Barney), employee events and certain office supplies excluded from allocation cost base ($390k)

***Confidential Treatment Requested

g)             Legal

i)                % of effort -10%

ii)            Work includes clinical trial support & initial forming of company

iii)        Costs associated with proxy advisors and proxy printing excluded from allocation cost base ($27k)

h)             Occupancy Costs

i)                % of effort- 8%

ii)            Based on FTE’s to support Akcea vs overall G&A headcount

iii)        Cost base based on Gazelle Ct costs, including property taxes and insurances, with allocation to G&A based on square footage occupied

iv)         Added 30% to office/cube space to allow for allocation of common space

v)             Costs specifically related to Labs excluded from occupancy cost base (Nitrogen supplies, lab equipment  service contracts, specialized  lab janitorial  services)

2)             R&D Support

a)             R&D Allocations

i)                % of effort- 5%

ii)            Based on FTE’s to support Akcea vs overall R&D Support headcount

iii)        Cost base includes D&O insurance

iv)         Costs excluded relate to equity adjustments and promotions because they pertain to 2014, amortization of non-Akcea related license fees, property taxes and property insurance (allocated as part of occupancy cost) ($4.2M)

b)             Information technology

i)                %of effort- 2%

ii)            Includes support services and help desk support only

iii)        Costs excluded from allocation cost base relate to Carlsbad phone and internet services ($165k)

c)              Alliance Management

i)                Assumes no costs allocated to Akcea

d)             Business  Development

i)                %of effort- 3%

ii)            % of effort includes work on initial partner discussions, term sheets, agreement negotiations, due diligence, presentations, CDA’s

iii)        Costs for data rooms, consulting and in-licensing excluded from allocation cost base ($137k)

e)              Graphics

i)                Assumes no costs allocated to Akcea

f)               Purchasing

i)                % of effort- 5%

ii)            Work performed includes contract negotiations, set up purchasing contracts, clinical ops purchasing involvement

iii)        All shipping and receiving costs excluded from allocation cost base ($239k)

g)             Facilities

i)                Assumes no costs allocated to Akcea

h)             Patents

i)                % of effort- 10%

ii)            Excluded costs include patent write-off’s and patent amortization for non-lipid drugs ($1.9M)

i)                Health & Safety

i)                Assumes no cost allocation to Akcea

j)                MBO Accrual- Other R&D

i)                Costs excluded as relate to other departments

k)             Occupancy Costs

i)                %of effort- 4%

ii)            Based on FTE’s to support Akcea vs overall R&D Support headcount

iii)        Cost base based on Gazelle Ct costs, including property taxes and insurances, with allocation to R&D Support  based on square footage  occupied

iv)         Added 30% to office/cube space to allow for allocation of common space

v)             Costs specifically related to Labs excluded from occupancy cost base (Nitrogen supplies, lab equipment service contracts, specialized  lab janitorial  services)

APPENDIX B

Audit Rights and Procedures

During the Agreement Term and for a period of 36 months thereafter, at the request and expense of Akcea, Isis will permit an independent certified public accountant of nationally recognized standing appointed by Isis and agreed to by Akcea (such agreement not to be unreasonably withheld), at reasonable times and upon reasonable notice, but not more than once per Calendar Year, to examine such records as are necessary to verify the calculation and reporting out-of-pocket expenses and the correctness of any invoice submitted to Akcea for payment for Services under this Agreement. As a condition to examining any records of Isis, such auditor will sign a nondisclosure agreement reasonably acceptable to Isis. Any records of Isis examined by such accountant will be deemed Isis’ Confidential Information. Upon completion of the audit, the accounting firm will provide both Parties with a written report disclosing whether the amounts invoiced by Isis for payment by Akcea are correct or incorrect and the specific details concerning any discrepancies (“Audit Report”). If the Audit Report shows that Isis’ invoices under this Agreement were more than the amount that should have been invoiced, then Isis will reimburse Akcea the difference between such amounts to eliminate any discrepancy revealed by said inspection within 30 days of receiving the Audit Report, with interest calculated under Section 7. If the Audit Report shows that Isis’ invoiced amounts under this Agreement were less than the amount that should have been invoiced, then Akcea will reimburse Isis equal to the difference between the amounts which should have been invoiced and the actual invoiced amount. Akcea will pay for such audit, except that if Isis is found to have incorrectly invoiced Akcea by more than 5% of the amount that should have been invoiced, Isis will reimburse Akcea’s reasonable costs of the audit.